Exhibit 99.1

LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
http://www.libertystargold.com/
December 29, 2005
NR 27	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ANNOUNCES TECHNICAL EVALUATION OF DATA FROM BIG CHUNK REVEALS PORPHYRY COPPER–GOLD STYLE MINERALIZATION AND ALTERATION, A LARGE GOLD-MOLY ANOMALY AND ENCOURAGING GOLD RESULTS IN DRILLING. MORE EXPLORATION WARRANTED.

Tucson, Arizona – December 29, 2005 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that a week long interpretative work session of its geoscientists including the Technical Advisory Board between December 5 and 9, 2005 has concluded that geophysics, geochemistry and recently received drill hole intercepts from last field season’s work indicate encouraging results. Two areas of porphyry copper mineralization have been partially tested by drilling and vectors for additional testing determined. Another requires additional geochemistry and IP geophysics to determine specific drill targets. One very long and broad area of anomalous gold and molybdenum in vegetation requires additional geochemistry, IP and drill testing. More fieldwork is contemplated and will be planned in detail after full evaluation of the current data, which is ongoing.

Certain developments within the Big Chunk caldera require a change in Company target concepts. Discovery of long runs (more than 2,000 feet) of mineralization grading more than 1% copper equivalent and going to depths that exceed 4,000 feet at the Northern Dynasty Pebble deposit on the east side of the Big Chunk Caldera have caused Northern Dynasty to postpone their feasibility study deadline until next year to consider deep bulk underground mining of this new porphyry center known as the East Zone of the Pebble (Petroleum News, Vol 10, No 52 pg 22, Dec 25, 2005). Their discovery of this deep massive mineral zone at a grade that can be mined at depth by bulk underground mining requires reconsideration of mineral targets in the Liberty Star portion of the caldera. Future IP surveys by Liberty Star will use wider electrode spacing to see more deeply into the subsurface so that even a deeply covered but underground bulk mineable body of mineralization may be detected.

The highlights of the summer program include:

1) Discovery of a new porphyry center at Baltusrol with the best copper results on our property to date.

2) Further encouraging tests of the White Sox Cu/Mo porphyry center.

3) Discovery of gold mineralization in the Augusta prospect area.

4) New geochemical anomalies, which remain untested by geophysics or drilling.

5) Several IP geophysical anomalies remain untested by drilling

Baltusrol is an area of potential. Felsic porphyry intrusives, intrusive breccias, and porphyry-style alteration and mineralization are confirmation of a discovery of a new porphyry center. Hole 15 intercepted 50 feet, from 686.0 to 736.0 ft of 1033 ppm Cu (0.1% Cu). This interval also averages 0.0018 oz/short ton gold, including 1662 ppm copper (0.16% Cu) and 0.003 oz/short ton gold intercepts. Hole 15 is the eastern-most hole so mineralization is obviously open to the east, but also to the northeast, south and at depth. IP geophysics is also anomalous in all those directions. Hole 12 intercepted several intriguing intervals containing up to 0.12% copper, and up to 0.014 % molybdenum as well as up to 0.0025 oz/short ton gold. Anomalous IP geophysics continues to the north from Baltusrol into the Point Grey prospect area. Several areas of anomalous IP are untested by drilling in both of these areas.

Augusta is on the western flank of the claim block and is an area of anomalous gold and molybdenum in vegetation. As it is known at the current time this anomaly is in excess of 5.7 miles long and up to 2 miles wide – a very significant anomaly.

Hole 23, in the Point Grey area, intercepted 0.0078 oz/short ton gold over a total of 177 feet including 10 feet of 0.059 oz/short ton. Associated minerals indicate this to be a gold/silver system. The nearest adjacent drilling is over 1 mile away, and surface sampling as well as geophysics is encouraging for a broad zone around the drill hole.

Other surface geochemical anomalies from 2005 sampling have not yet undergone IP geophysics. These anomalies are found in several areas around the property including near Baltusrol as well as in the Bay Hill prospect area.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ James A. Briscoe

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 313 standard Federal lode mining claims covering 6,480 acres or 10.1 square miles in 25 separate blocks covering 40 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 94 Alaska State Mining Claims covering 23.5 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that additional fieldwork is contemplated and will be planned in detail after full evaluation of the current data; that we will use wider electrode spacing to see more deeply into the subsurface; that even a deeply covered but underground mineable body of mineralization may be detected; It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can be done accurately and at depth; results that we have found in any particular holes are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.